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                                                                    Exhibit 99.1


                       [Canargo Engergy Corporation logo]



                           CANARGO ENERGY CORPORATION


                 FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA


         CANARGO ANNOUNCES SALE OF HOLDING IN CSOP FOR $4 MILLION USD.


October 15th, 2002 - Oslo, Norway - CanArgo Energy Corporation ("CanArgo") (OSE:
CNR, OTCBB: GUSH) is pleased to announce that it has agreed binding terms for the sale of its interest in its Georgian gasoline station business, CanArgo Standard Oil Products ("CSOP"), for a cash consideration of US$ 4 million.

A US investment company, Westrade Alliance, will purchase CanArgo's entire holding in CSOP, with legal ownership being transferred once all funds are received. Under the terms of the agreement a non-refundable deposit of $1 million is to be paid in two instalments by 14th January, 2003 with the balance due by 14th August, 2003.

CanArgo's investment to date in CSOP has been US$ 1.94 million, made since April 2000, with the majority of funds being invested during 2001.

Dr David Robson, Chief Executive Officer of CanArgo said, "The sale of CSOP provides a significant investment return on the disposal of this non-core asset, which represents only a small part of our asset base. The funds released from this transaction will allow the Company to further progress the development of its core assets in the Republic of Georgia and Ukraine."

"In the past three months we have cut costs at head office and in Georgia. We have also signed an agreement to progress our Ukraine projects with outside investment, and now realised significant value in this disposal. We have no debt and our production level is currently steady. We will focus on using the funds to increase production and cash flow and will continue to seek farm-in partners for our two exploration wells that we have suspended. These remain very good prospects.

At the same time CanArgo updated progress on the production test on the well N100 oil discovery. The progressive cavity pump which is required for this test was delivered to Georgia, but was discovered to be defective. The manufacturers have accepted responsibility for the defect, and are replacing the pump at their expense. Unfortunately this will result in a delay in carrying out the test.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia, Ukraine and the Caspian Sea. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange



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Commission. The forward looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.


FOR FURTHER INFORMATION, CONTACT:

CANARGO ENERGY CORPORATION
JULIAN HAMMOND
TEL:              +44 20 7808 4711
FAX               +44 20 7808 4747
MOBILE:           +44 77 4057 6138
E-MAIL:           info@canargo.com






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